NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP ELECTS GARY NAKAMOTO
TO ITS BOARD OF DIRECTORS

OLNEY, MARYLAND, September 29, 2011 — Sandy Spring Bancorp, Inc., (Nasdaq: SASR) the parent company of Sandy Spring Bank, today announced the election of Gary Nakamoto, to its board of directors on September 28, 2011.  Nakamoto, 47, is the former Chairman of Base Technologies, a professional services firm (acquired by CA Technologies earlier this year) that specialized in information technology, outsourcing, and consulting. He is currently the principal of The Nakamoto Group, LLC, a business consulting firm located in McLean, Virginia.

Under Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia, received numerous industry awards for customer service and was designated a Top 100 IT federal government contractor.  An influential businessman, Nakamoto was named a 2010 finalist for Executive of the Year in the Greater Washington Government Contractor Awards, and was among the 2010 Fifty Powerful Men in Business by the Minority Enterprise Executive Council. Nakamoto is currently a member of the AAA Mid-Atlantic Washington Area Regional Board, a trustee for the Northern Virginia Technology Council TechPAC, and he is a former chairman of the Fairfax County Chamber of Commerce.

“As we continue to develop our presence in the Northern Virginia market, Gary’s knowledge of the government contracting industry and connections in the local business community make him a valuable addition to our board,” said Daniel J. Schrider, President and CEO of Bancorp.  “His personal philosophy of giving back to the community aligns with our corporate values and makes him an excellent match for Sandy Spring. We could not be more pleased to have someone of his caliber join our organization.”

Nakamoto resides in Great Falls, Virginia with his family and is deeply committed to the community as shown by his service to a wide variety of nonprofit organizations. At present he is president of the board of trustees for Joe Gibbs’ Youth for Tomorrow Foundation, a director for the American Red Cross National Capital Region, and a member of the board of trustees for Inova Health Systems Foundation.  He also received the 2009 Valor Humanitarian Award from the Fairfax County Chamber of Commerce.

About Sandy Spring Bancorp, Inc. /Sandy Spring Bank

With $3.6 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc.  Sandy Spring Bancorp is the largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Arlington, Fairfax, and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance, and investment management services. Visit www.sandyspringbank.com for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Daniel J. Schrider, President & Chief Executive Officer, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail:	DSchrider@sandyspringbank.com PMantua@sandyspringbank.com
Web site:  www.sandyspringbank.com